Exhibit 99.2

Onconova Therapeutics Announces

Reverse Stock Split

•                  Reverse split intended primarily to increase the per share bid price of Onconova’s common stock and satisfy the Nasdaq Capital Market continued listing requirement

NEWTOWN, PA, September 25, 2018 (Globe Newswire)—Onconova Therapeutics, Inc. (Nasdaq: ONTX) (“Onconova” or “the Company”), a Phase 3 stage biopharmaceutical company focused on developing rigosertib, a novel small molecule drug candidate to treat cancer, with a primary focus on Myelodysplastic Syndromes (MDS), today announced a one-for-fifteen reverse stock split of its common stock, effective September 25, 2018.  Beginning on September 26, 2018, Onconova’s common stock will trade on the Nasdaq Capital Market on a split-adjusted basis.

“This reverse stock split is intended to improve our capital structure, increasing our per share market price, and making our stock more attractive to a broader group of investors,” stated Dr. Ramesh Kumar, Chief Executive Officer.  “Importantly, this reverse stock split will enable us to continue to list our common stock on the Nasdaq Capital Market.”

At our 2018 annual meeting of stockholders on June 27, 2018, Onconova stockholders authorized the Company’s Board of Directors to amend the Tenth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split at a ratio in the range of one-for-five to one-for-fifteen.  Onconova’s Board of Directors subsequently approved a reverse stock split ratio of one-for-fifteen, and the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment (the “Certificate of Amendment”) to its Certificate of Incorporation to effect the reverse stock split, which became effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware on September 25, 2018.

•                  Upon effectiveness of the reverse stock split, each fifteen shares of our common stock, par value of $0.01 per share, issued and outstanding immediately prior to the effective time automatically were reclassified, combined, converted and changed into one fully paid and non-assessable share of common stock, par value of $0.01 per share.

•                  In addition, a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options, warrants, and convertible preferred stock entitling the holders to purchase shares of our common stock.  In particular, at the effective time of the reverse stock split, the Company adjusted its outstanding tradable warrants currently trading on the Nasdaq Capital Market under the symbol “ONTXW” in accordance with the terms of such tradable warrants to reflect the reverse stock split.  As a result of these adjustments, each tradable warrant now entitles its holder to purchase one-fifteenth (1/15) of a share of our common stock at an exercise price of $73.80 per share of common stock.

•                  The number of shares reserved for issuance pursuant to our 2018 Omnibus Incentive Compensation Plan will also be reduced proportionately.

•                  No fractional shares will be issued as a result of the reverse stock split.  Instead, Onconova’s stockholders who otherwise would have been entitled to a fraction of a share, will receive a full share of common stock.  If a holder of the tradable warrant would be entitled to receive a fraction of a share upon the exercise of the warrant, such fractional share will be rounded down to the nearest whole share. Fractional shares resulting from exercise of other common stock warrants and conversion of outstanding convertible preferred stock (if any) will be rounded in accordance with the terms of such securities.  Fractional shares reserved under Onconova’s 2018 Omnibus Incentive Compensation Plan will be rounded in accordance with the terms of the plan.

•                  The reverse stock split will decrease the number of common shares issued and outstanding from approximately 85.11 million shares to approximately 5.67 million shares.  The number of our authorized shares of common stock will remain at 250,000,000.

Onconova’s transfer agent, EQ Shareowner Services, will provide instructions to stockholders of record regarding the process for exchanging share certificates and all book-entry or other electronic positions representing issued and outstanding shares of Onconova common stock will be automatically adjusted.

Onconova common stock will continue to trade on the Nasdaq Capital Market under the trading symbol “ONTX.”  The new CUSIP number for the common stock following the reverse stock split is 68232V 405.

About Onconova Therapeutics, Inc.

Onconova Therapeutics, Inc. is a Phase 3-stage biopharmaceutical company focused on discovering and developing novel small molecule drug candidates to treat cancer, with a primary focus on Myelodysplastic Syndromes (MDS).  Rigosertib, Onconova’s lead candidate, is a proprietary Phase 3 small molecule agent, which the Company believes blocks cellular signaling by targeting RAS effector pathways.  Using a proprietary chemistry platform, Onconova has created a pipeline of targeted agents designed to work against specific cellular pathways that are important in cancer cells.  Onconova has three product candidates in the clinical stage and several pre-clinical programs.  Advanced clinical trials with the Company’s lead compound, rigosertib, are aimed at what the Company believes are unmet medical needs of patients with MDS.  For more information, please visit http://www.onconova.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova’s expectation regarding the effect of reverse stock split and our continued listing on Nasdaq. Onconova has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including Onconova’s ability to continue as a going concern, the need for additional financing, the success and timing of Onconova’s clinical trials and regulatory approval of protocols, and those discussed under the heading “Risk Factors” in Onconova’s most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

GENERAL CONTACT:

Mark Guerin

Onconova Therapeutics, Inc.

267-759-3680

http://www.onconova.com/contact/